Exhibit 99.1

Crane Co.	NEWS

Contact:
Richard E. Koch
Director, Investor Relations and Corporate Communications
203-363-7352 www.craneco.com

CRANE CO. REPORTS FIRST QUARTER EARNINGS OF $.61 PER SHARE;

INCREASES EPS AND CASH FLOW GUIDANCE FOR 2006

First Quarter Highlights (vs. 2005):

•	Earnings per share increased 45% to $.61 per share

•	Sales increased 8% to $549 million

•	Operating profit increased 37% to $57.2 million

•	Operating profit margin was 10.4%, up from 8.3%

•	Cash provided from operating activities increased $22.8 million

STAMFORD, CONNECTICUT – April 24, 2006—Crane Co. (NYSE: CR), a diversified manufacturer of engineered industrial products, reports first quarter 2006 net income was $37.4 million, or $.61 per share, compared with net income of $25.0 million, or $.42 per share, in the first quarter of 2005.

First quarter 2006 sales increased $42.3 million, or 8%, including core business growth of $32.6 million (7%), sales from acquired businesses of $17.5 million (3%), reduced by unfavorable foreign currency translation of $7.8 million (2%). Operating profit of $57.2 million rose 37% compared with $41.9 million in the prior year quarter. In the first quarter of 2005, operating profit was impacted by severance costs of $4.8 million, provisions for several loss contracts in the

Electronics Group of $2.3 million, and planned costs associated with two facility closures of $1.7 million. In the first quarter of 2006, operating profit was impacted by severance costs of $1.9 million.

Order backlog at March 31, 2006 totaled $621.6 million, compared with backlog of $612.6 million at March 31, 2005 and $597.1 million at December 31, 2005.

“Our first quarter earnings of $.61 per share exceeded our guidance of $.46 to $.56 per share,” said Crane Co. president and chief executive officer, Eric C. Fast. “Our strong first quarter 2006 performance was driven primarily by higher sales and profits in Fluid Handling, Aerospace and Electronics. The growth in operating profits in Fluid Handling was particularly notable, with profits increasing 96% over the first quarter of 2005, and operating margins approaching 10%. First quarter 2006 cash flow from operations improved over last year and we have momentum to continue to grow both earnings and cash flow in 2006. Based on the strength of our first quarter, including the acquisition of CashCode, we are increasing our earnings per share guidance from $2.45 - $2.60 to $2.50 - $2.65 and our free cash flow guidance for the year from $165 million to $185 million.”

Cash Flow and Financial Position

During the first quarter of 2006, before asbestos-related payments, the Company generated cash flow from operating activities of $26.3 million compared with $4.9 million of cash used in the first quarter of 2005. Cash payments for asbestos-related fees and costs, net of insurance recoveries, were $9.3 million in the first quarter of 2006 compared with $10.8 million in the first quarter of 2005. Cash provided from operating activities was $17.0 million in the first quarter of 2006 compared with a use of $5.8 million last year including the 2005 refund of $9.9 million related to the terminated Master Settlement Agreement. Capital expenditures were $8.4 million in the first quarter of 2006, compared with $5.6 million in the first quarter of 2005. Free cash flow generated (cash from operating activities less capital expenditures) was $8.6 million in the first quarter of 2006, compared with $11.4 million of cash used in the first quarter of 2005. In the third quarter of 2005, the dividend was increased by 25%, and as a result the Company paid $7.6 million in dividends to shareholders in the first quarter of 2006, compared with $6.0 million in the first quarter of 2005. Net debt to total capitalization increased to 20.0% at March 31, 2006, compared with 13.1% at December 31, 2005, largely because of the acquisition of CashCode for approximately $85 million in cash in January 2006. In the first quarter of 2006, the Company repurchased approximately 310,600 shares of its common stock on the open market at a cost of $12 million. (Please also see the attached Condensed Statement of Cash Flows and Non-GAAP Financial Measures.)

Segment Results

All comparisons below refer to the first quarter 2006 versus the first quarter 2005, unless otherwise specified.

Aerospace & Electronics

	First Quarter
(dollars in millions)	2006	2005	Change
Sales	$142.4	$133.6	$8.8	7%
Operating Profit	$22.5	$16.0	$6.5	41%
Profit Margin	15.8%	11.9%

The first quarter 2006 sales increase of $8.8 million reflected sales increases of $4.2 million in the Aerospace Group and $4.6 million in the Electronics Group. The sales increase was effectively leveraged as segment operating profit increased by $6.5 million, with increases of $3.7 and $2.8 million in Aerospace and Electronics, respectively.

Aerospace Group sales of $89.5 million increased $4.2 million, or 5%, from $85.3 million in the prior year period. Sales increased largely due to higher commercial OEM and commercial after-market volumes, partially offset by lower military after-market demand. Operating profit increased $3.7 million reflecting higher volumes, improved margins, and the absence of $1.8 million in severance charges incurred in the first quarter of 2005.

Electronics Group sales of $52.9 million increased $4.6 million, or 10%, from $48.3 million in the prior year period, with sales increases in Power Solutions and Microwave more than offsetting lower Electronic Manufacturing Solutions sales. Operating profit improved by $2.8 million largely due to the absence of $2.3 million of charges for expected losses on contracts, and $.4 million of severance costs incurred in the first quarter of 2005. Operating margin, including these costs, more than doubled from the first quarter of 2005.

The Aerospace & Electronics Segment backlog was $364.5 million at March 31, 2006, compared with $367.5 million at March 31, 2005 and $365.0 million at December 31, 2005.

Engineered Materials

	First Quarter
(dollars in millions)	2006	2005	Change
Sales	$86.0	$80.8	$5.2	6%
Operating Profit	$15.7	$16.9	$(1.2)	(7)%
Profit Margin	18.3%	20.9%

The first quarter 2006 sales increase of $5.2 million, or 6%, reflects higher pricing across all market segments, and higher volumes to building products and transportation customers, offset in part by slightly lower RV market sales. Profit margin decreased to 18.3% primarily as a result of higher expenses for market development activities, product mix, and warranty costs.

Merchandising Systems

	First Quarter
(dollars in millions)	2006	2005	Change
Sales	$52.6	$43.8	$8.8	20%
Operating Profit	$3.8	$3.8	—	—
Profit Margin	7.1%	8.6%

Merchandising Systems sales increased $8.8 million, or 20%, reflecting increased Payment Systems sales of $15.1 million primarily from the CashCode acquisition, a $5.0 million decline in vending machine sales and an unfavorable currency translation of $1.3 million. European and North American vending machine sales were significantly below last year; the vending machine industry has experienced declining sales for the past nine months as operators have struggled with lower profitability from higher gas prices and food costs.

In response to lower sales, Crane’s vending operations in the United States reduced employment levels by 18% (compared to March 2005) and incurred severance costs of $1.1 million in the first quarter of 2006. The effect of the reduced sales volume and severance costs in vending were offset by the profits from Payment Systems.

As previously announced, on January 17, 2006, Crane acquired CashCode Co. Inc., a privately held company specializing in niche applications for banknote validation, storage and recycling devices for use in vending, gaming, retail and transportation applications. The purchase price was approximately $85 million in cash. CashCode had sales of approximately $48 million in 2005.

Fluid Handling

	First Quarter
(dollars in millions)	2006	2005	Change
Sales	$245.3	$228.6	$16.7	7%
Operating Profit	$24.4	$12.4	$12.0	96%
Profit Margin	9.9%	5.4%

The first quarter sales increase of $16.7 million, or 7%, included $20.2 million (9%) of core sales and $2.0 million (1%) from an acquired business, offset in part by $5.5 million (3%) from unfavorable foreign currency translation. Operating profit increased 96%, and margin continued to improve, versus both the first quarter of 2005 and the fourth quarter of 2005, due to strengthening market demand, productivity improvements and customer price increases. First quarter 2005 includes severance costs of $2.2 million and facility closure costs of $1.5 million.

To better align our external financial reporting with our strategic focus and management structure, beginning with the first quarter of 2006, the Company is including Resistoflex and Crane Ltd. in the Valve Group. Crane Pumps & Systems and Crane Supply remain unchanged.

Valve Group sales of $174.9 million increased $7.9 million, or 5%, from the prior year on a comparable basis. Core sales growth was $14.3 million (9%) and an acquisition contributed $2.0 million (1%), partially offset by $8.4 million (5%) of unfavorable foreign currency translation. Core sales improved from increased demand for industrial valves, particularly from the chemical process and refining industries, and generally higher demand from many commercial applications. Demand growth has been somewhat stronger in the U.S. than in Europe. Selling prices are generally higher this year than last year reflecting actions in 2005 to recover costs of higher raw materials. Operating profit increased 84% versus the prior year, reflecting higher sales and improved operating costs. Profit margin of approximately 10% improved from approximately 6% in the prior year. First quarter 2005 included severance costs of $1.9 million.

Crane Pumps & Systems sales of $27.6 million increased $3.7 million, or 15%, over the first quarter of 2005. Sales increased across most of the served markets. Profit margin of approximately 15% was up from approximately 2% in the prior year due to productivity gains realized from the Salem, Ohio closure, and the ability to effectively leverage the incremental volume. The Salem closure costs ($1.5 million) including certain related severance costs were recorded in the first quarter of 2005.

Crane Supply sales of $41.3 million increased $5.8 million, or 16%, of which 8% was net core volume growth and selling price changes, and 8% was from favorable foreign currency translation. Sales growth was most notable in commercial construction primarily in Ontario, Alberta and the Atlantic region. Profit margin was approximately 11%, compared with approximately 9% in the prior year, as the impact of higher volumes and cost savings initiatives more than offset lower pricing.

The Fluid Handling Segment backlog was $205.7 million at March 31, 2006, compared with $200.6 million at March 31, 2005 and $188.8 million at December 31, 2005.

Controls

	First Quarter
(dollars in millions)	2006	2005	Change
Sales	$23.2	$20.5	$2.7	13%
Operating Profit	$2.6	$1.8	$0.8	47%
Profit Margin	11.2%	8.6%

Sales improvements of $2.7 million, or 13%, were largely attributable to increased demand for products in the transportation, oil and gas exploration, and gas transmission markets. Operating profit was higher than the prior year period as volume gains were leveraged to achieve higher operating margins.

Second Quarter and Full Year 2006 Guidance

Management expects earnings in the second quarter 2006 to be in the range of $.62 to $.70 per share, compared to $.59 per share in the second quarter 2005. Earnings in 2006 are being adversely impacted by approximately $.02 per share per quarter, or about $.09 per share for the year, as a result of the new accounting treatment requiring the expensing of stock options. On a full year basis, management is increasing its 2006 earnings per share guidance from $2.45 to $2.60 to $2.50 to $2.65 per share. If Crane had expensed options in 2005, earnings per share for such year would have decreased from $2.25 (as reported) to $2.16 (as adjusted). Crane’s 2006 EPS guidance represents a 16 – 23% increase above its adjusted EPS for 2005.

Management is increasing its expected free cash flow (cash flow from operations less capital expenditures) in 2006 from approximately $165 million to $185 million ($154 million in 2005). Cash provided from operations before net asbestos payments and capital expenditures is increasing from $240 million to $260 million ($217 million in 2005). After net asbestos payments (including insurance reimbursements) projected at $45 million ($45.3 million in 2005), cash provided from operating activities is expected to be approximately $215 million ($181.5 million in 2005). Capital expenditures are expected to be approximately $30 million ($27.2 million in 2005). Please see the Non-GAAP Financial Measures table attached to this press release for details. Additional information with respect to the Company’s asbestos liability and related accounting provisions and cash requirements is set forth in the Current Report on Form 8-K filed with a copy of this press release.

Conference Call

Crane Co. has scheduled a conference call to discuss the first quarter’s financial results on Tuesday, April 25th, 2006 at 10:00 A.M. (Eastern). All interested parties may listen to a live webcast of the call at http://www.craneco.com. An archived webcast will also be available to replay this conference call directly from the Company’s website.

Crane Co. is a diversified manufacturer of engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 10,500 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

This press release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements present management’s expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. There are a number of factors that could cause actual results or outcomes to differ materially from those addressed in the forward-looking statements. Such factors are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and subsequent reports filed with the Securities and Exchange Commission.

(Financial Tables Follow)

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